Exhibit 10.13

FIRST AMENDMENT AND MODIFICATION
TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 25th day of August, 2006, by and among INFO LOGIX INC., a Delaware corporation (“Infologix”), OPT ACQUISITION LLC, a Pennsylvania limited liability company (“Optasia”), EMBEDDED TECHNOLOGIES, LLC, a Delaware limited liability company (“Embedded” and together with Infologix and Optasia, jointly, severally and collectively “Borrowers” and each a “Borrower”) and SOVEREIGN BANK (the “Bank”).

BACKGROUND

A.            Pursuant to that certain Loan and Security Agreement dated March 16, 2006 by and among Borrowers and Bank (as the same may hereafter be amended, modified, supplemented or restated from time to time, being referred to herein as the “Loan Agreement”), Bank agreed, inter alia, to extend to Borrowers the following credit facilities:  (i) a line of credit in the maximum principal amount of Eight Million Dollars ($8,000,000.00) and (ii) a term loan in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00).

B.            Borrowers have requested and Bank has agreed to amend the Loan Agreement in accordance with the terms and conditions contained herein.

C.            All capitalized terms contained herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.             Consents and Waivers.

(a)           Additional Subordinated Debt.  Prior to the date hereof, Infologix incurred additional Indebtedness in the aggregate principal amount of Four Hundred Eleven Thousand Eight Hundred Forty-Six Dollars ($411,846.00) (the “Additional Subordinated Indebtedness”).  The Additional Subordinated Indebtedness is evidenced by (i) that certain promissory note executed by Infologix in favor of Cosmo DeNicola in the face amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) dated April 15, 2006, (ii) that certain promissory note executed by Infologix in favor of Albert A. Ciardi, Jr. in the face amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) dated April 15, 2006, (iii) that certain promissory note executed by Infologix in favor of David T. Gulian in the face amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) dated April 15, 2006, (iv) that certain promissory note executed by Infologix in favor of Richard Hodge in the face amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) dated April 15, 2006, and (v) that certain promissory note executed by Infologix in favor of Craig Wilensky in the face amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) dated April 15, 2006 (collectively, the “Additional Subordinated Notes”).  The incurrence of the Additional Subordinated Indebtedness and the execution and delivery of the Additional Subordinated Notes are referred to herein as the “Additional Subordinated Debt Transaction”.

(b)           Repayment of Subordinated Debt.  Borrowers have informed Bank that Borrowers desire to use Advances under Term Loan B along with certain other funds to repay certain obligations of Infologix to Cosmo DeNicola, Craig Wilensky, Richard Hodge, David Gulian, and/or Albert Ciardi, Jr. in the aggregate principal amount of One Million Two Hundred Eleven Thousand Eight Hundred Forty-Six Dollars ($1,211,846.00). (the “Subordinated Debt Repayment”).  After the Subordinated Debt Repayment, Infologix will not have outstanding to Cosmo DeNicola, Craig Wilensky, Richard Hodge, David Gulian and/or Albert Ciardi, Jr. any Indebtedness for borrowed money.

(c)           Transfer of Equity Interests.  Borrowers have informed Bank that Ira Lubert intends to acquire a sixteen and sixty-five hundredths percent (16.65%) equity interest, Warren V. Musser intends to acquire a sixteen and sixty-five hundredths percent (16.65%) equity interest and Charles Robbins intends to acquire a one and seven tenths percent (1.7%) equity interest, thirty-five percent (35%) equity interest in the aggregate, in Infologix (the “Ownership Restructure”) pursuant to those certain Stock Purchase Agreements dated July 17, 2006 between Warren V. Musser, and/or his designated assignee, and each of Cosmo DeNicola, Craig Wilensky, Richard Hodge, David Gulian and Albert Ciardi, Jr. (collectively, the “Purchase Agreement”).

(d)           Merger.  Borrowers have informed Bank that prior to the Cut-Off Date, Infologix intends to merge with a to-be-formed entity (the “Merger Shell”).  Infologix, a Delaware corporation will be the corporation surviving such merger.  Merger Shell shall be a wholly owned subsidiary of a public holding company (the “Public Shell”).  In connection with such merger, the equity owners of Infologix shall receive equity interests of the Public Shell.  The ownership of the Public Shell after such merger shall be as set forth on Exhibit “A” hereto.  The transactions reference in this Section 1(e) are referred to herein as the “Merger”.

(e)           Proposed Transactions.  The Additional Subordinated Debt Transaction, the Subordinated Debt Repayment, the Ownership Restructure and the Merger shall be referred to herein, collectively, as the “Proposed Transactions”.

(f)            Consent and Waiver.  Subject to the terms and conditions of Sections 12 and 13 hereof, Bank hereby consents to the Proposed Transactions and, solely for the purpose of avoiding the occurrence of a Default or an Event of Default which could be caused by the Proposed Transactions, waives Borrowers’ and Guarantors’ compliance with those provisions of the Loan Agreement and the other Loan Documents which would prohibit the Proposed Transactions.

The foregoing consent and waiver is given solely in connection with the Proposed Transactions and shall not be deemed to be an agreement, obligation or commitment by Bank to consent to any other transactions which would be prohibited by the terms and conditions of the Loan Agreement or any of the other Loan Documents.

2.             New Term Loan B.  The Loan Agreement is hereby amended by adding the following as Sections 2.2A, 3.2A, 4.3A and 4.3B thereto:

“2.2A      Term Loan B.  Bank shall lend to Borrowers and Borrowers shall borrow from Bank the aggregate amount of One Million Dollars ($1,000,000.00) (“Term Loan B”).  Borrowers’ obligation to repay Term Loan B shall be evidenced by Borrowers’ promissory note (the

“Term Note B”) in the face amount of One Million Dollars ($1,000,000.00).”

“3.2A      Interest on Term Loan B.  Interest on the entire outstanding principal balance of Term Loan B will accrue at the rate per annum which is equal to the Prime Based Term B Rate.”

“4.3A      Principal Payments on Term Loan B.  Subject to the next succeeding sentence, Borrowers will pay the principal of Term Loan B in twenty-nine (29) equal and consecutive monthly installments of Twenty-Seven Thousand Seven Hundred Seventy-Seven and 78/100 Dollars ($27,777.78) each, on the first day of each calendar month commencing on November 1, 2006, and in one (1) final payment of the remaining principal balance, plus all accrued and unpaid interest thereon on March 15, 2009.  Notwithstanding the foregoing, if the Capital Raise Date has not occurred prior to the Cut-Off Date, Borrower will pay the entire outstanding principal balance of Term Loan B, plus all accrued and unpaid interest thereon on December 31, 2006.”

“4.3B      Excess Cash Flow.  In addition to the monthly Term Loan and Term Loan B payments required by the foregoing Sections 4.3 and 4.3A, at Bank’s option, Borrowers shall pay to Bank, on an annual basis contemporaneously with its delivery of the financial statements required by Section 9.1 hereof and in any event no later than ninety (90) days after the end of each fiscal year of Borrowers, an amount equal to fifteen percent (15%) of Excess Cash Flow for the immediately preceding fiscal year, which payment shall be applied to the regularly scheduled payments of the Term Loan and/or Term Loan B, as Bank’s sole option, in the inverse order in which they are due.”

3.             Definitions.

(a)           Contract Period.  Section 1.1(n) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(n)         “Contract Period” means the period of time commencing on the date hereof and continuing through and including March 16, 2009.”

(b)           LIBOR Rate Margin.  Section 1.1(rr) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(rr)         “LIBOR Rate Margin” means (i) commencing the date hereof, 287.5 basis points and (ii) commencing on the Capital Raise Date and provided that the Capital Raise Date occurs prior to the Cut-Off Date, 250 basis points.  If the Capital Raise Date does not occur prior to the Cut-Off Date, the LIBOR Rate Margin shall remain as set forth in subsection (i) hereof.”

(c)           Maximum Line Amount.  Section 1.1(bbb) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(bbb)    “Maximum Line Amount” means an amount up to Eight Million Five Hundred Thousand Dollars ($8,500,000.00).”

(d)           Prime Rate Advance.  Section 1.1(nnn) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(nnn)    “Prime Rate Advance” means any Advance accruing interest at the Prime Based Line Rate, the Prime Based Term Rate or the Prime Based Term B Rate.”

(e)           Prime Rate Line Margin.  Section 1.1(ooo) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(ooo)    “Prime Rate Line Margin” means (i) commencing the date hereof, 12.5 basis points and (ii) commencing on the Capital Raise Date and provided that the Capital Raise Date occurs prior to the Cut-Off Date, zero basis points.  If the Capital Raise Date does not occur prior to the Cut-Off Date, the Prime Rate Line Margin shall remain as set forth in subsection (i) hereof.”

(f)            Prime Rate Term Margin.  Section 1.1(ppp) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(ppp)    “Prime Rate Term Margin” means (i) commencing the date hereof, 200 basis points and (ii) commencing on the Capital Raise Date and provided that the Capital Raise Date occurs prior to Cut-Off Date, 100 basis points.  If the Capital Raise Date does not occur prior to the Cut-Off Date, the Prime Rate Term Margin shall remain as set forth in subsection (i) hereof.”

(g)           Subordinated Indebtedness.  Section 1.1(vvv) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(vvv)    “Subordinated Indebtedness” means, collectively, (i) that certain Indebtedness of Borrowers owed to Cosmo DeNicola in the principal amount of Two Hundred Thousand Dollars ($200,000.00), (ii) that certain Indebtedness of Infologix owed to Cosmo DeNicola in the principal amount of One Hundred Forty-Seven Thousand Dollars ($147,000.00), (iii) that certain Indebtedness of Infologix owned to Cosmo DeNicola in the principal amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20),  (iv) that certain Indebtedness of Borrowers owed to Albert Ciardi, Jr. in the principal amount of Two Hundred Thousand Dollars ($200,000.00), ,

(v) that certain Indebtedness of Infologix owed to Albert Ciardi, Jr. in the principal amount of One Hundred Sixty-Five Thousand Dollars ($165,000.00), (vi) that certain Indebtedness of Infologix owned to Albert A. Ciardi, Jr. in the principal amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20), (vii) that certain Indebtedness of Infologix owed to David Gulian in the principal amount of Twenty-Nine Thousand Three Hundred Thirty-Four Dollars ($29,344.00), (viii) that certain Indebtedness of Infologix owned to David T. Gulian in the principal amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20), (ix) that certain Indebtedness of Infologix owed to Craig Wilensky in the principal amount of Twenty-Nine Thousand Three Hundred Thirty-Three Dollars ($29,333.00), (x) that certain Indebtedness of Infologix owned to Richard Hodge in the principal amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20), (xi) that certain Indebtedness of Infologix owed to Richard Hodge in the principal amount of Twenty-Nine Thousand Three Hundred Thirty-Three Dollars ($29,333.00) and (xii) that certain Indebtedness of Infologix owned to Craig Wilensky in the principal amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) evidenced by the Subordinated Notes, which Indebtedness must at all times be fully subordinated to all Bank Indebtedness on terms acceptable to Bank in its sole discretion.”

(h)           Subordinated Note.  Section 1.1(www) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(www)  “Subordinated Note” means, collectively, (i) that certain promissory note executed by Borrowers in favor of Cosmo DeNicola in the face amount of Two Hundred Thousand Dollars ($200,000.00) dated March 29, 2005, (ii) that certain promissory note executed by Infologix in favor of Cosmo DeNicola in the face amount of One Hundred Sixty-Five Thousand Dollars ($165,000.00) dated November 16, 2001, (iii) that certain promissory note executed by Infologix in favor of Cosmo DeNicola in the face amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) dated April 15, 2006, (iv) that certain promissory note executed by Borrowers in favor of Albert Ciardi, Jr. in the face amount of Two Hundred Thousand Dollars ($200,000.00) dated March 29, 2005, (v) that certain promissory note executed by Infologix in favor of Albert Ciardi, Jr. in the face amount of One Hundred Sixty-Five Thousand Dollars ($165,000.00) dated November 16, 2001, (vi) that certain promissory note executed by Infologix in favor of Albert A. Ciardi, Jr. in the face amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) dated April 15, 2006, (vii) that certain promissory note executed by Infologix in favor of David Gulian in the face amount of Forty Thousand Dollars ($40,000.00) dated November 16, 2001,

(viii) that certain promissory note executed by Infologix in favor of David T. Gulian in the face amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) dated April 15, 2006, (ix) that certain promissory note executed by Infologix in favor of Richard Hodge in the face amount of Forty Thousand Dollars ($40,000.00) dated November 16, 2001, (x) that certain promissory note executed by Infologix in favor of Richard Hodge in the face amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) dated April 15, 2006, (xi) that certain promissory note executed by Infologix in favor of Craig Wilensky in the face amount of Forty Thousand Dollars ($40,000.00) dated November 16, 2001 and (xii) that certain promissory note executed by Infologix in favor of Craig Wilensky in the face amount of Eighty-Two Thousand Three Hundred Sixty-Nine and 20/100 Dollars ($82,369.20) dated April 15, 2006.”

(i)            Additional Definitions.  Section 1.1 of the Loan Agreement is hereby amended by adding the following as Sections 1.1(j)A, 1.1(o)A, 1.1(bbb)A, 1.1(bbb)B, 1.1(lll)A, 1.1(lll)B, 1.1(aaaa)A and 1.1(bbbb)A thereto:

“(j)A       “Capital Raise Date” means the date on which Bank has received evidence satisfactory to Bank that Infologix has received the Minimum Capital Raise and that the Merger has been consummated.”

“(o)A      “Cut-Off Date” means October 31, 2006.”

“(bbb)A “Merger” means the merger of Infologix with and into a to-be-formed entity (such to-be-formed entity being a wholly owned subsidiary of a public holding company), with Infologix, a Delaware corporation being the corporation surviving such merger.”

“(bbb)B  “Minimum Capital Raise” means a cash infusion, in the form of subordinated debt and/or equity in form and content satisfactory to Bank in its sole discretion, in the amount of at least Eight Million Dollars ($8,000,000.00).  If the cash infusion is in the form of subordinated debt, Infologix shall cause the subordinated lender to execute and deliver to Bank a subordination agreement, in form and content satisfactory to Bank coincident with the incurrence of such debt.”

“(lll)A     “Prime Based Term B Rate” means the Prime Rate, plus the Prime Rate Term B Margin (such rate to change immediately upon any change in the Prime Rate).”

“(lll)B      “Prime Rate Term B Margin” means (i) commencing the date hereof, 350 basis points and (ii) commencing on the Capital Raise Date and provided that the Capital Raise Date occurs prior to the Cut-Off Date, 100 basis points.  If the Capital

Raise Date does not occur prior to the Cut-Off Date, the Prime Rate Term B Margin shall remain as set forth in subsection (i) hereof.”

“(aaaa)A                “Term Loan B” shall have the meaning given such term in Section 2.2A hereof.”

“(bbb)A                 “Term Note B” shall have the meaning given such term in Section 2.2A hereof.”

4.             Line of Credit.  The reference to “Eight Million Dollars ($8,000,000.00)” set forth in Section 2.1 of the Loan Agreement is hereby deleted and replaced with “Eight Million Five Hundred Thousand Dollars ($8,500,000.00)”.

5.             Use of Proceeds.  Section 2.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“2.3         Use of Proceeds.  Borrowers agree to use Advances (other than Advances under Term Loan B) to refinance obligations of Borrowers to Silicon Valley Bank and for proper working capital purposes.  Borrowers agree to use Advances under Term Loan B to repay certain obligations of Infologix to Cosmo DeNicola, Craig Wilensky, Richard Hodge, David Gulian and/or Albert Ciardi, Jr.  The entire principal amount of the Term Loan B shall be advanced on the date hereof.”

6.             Term Line - Payments.

(a)           The reference to “March 14, 2009” set forth in Section 4.3(a) of the Loan Agreement is hereby deleted and replaced with “March 16, 2009”.

(b)           Section 4.3(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:  “Intentionally Deleted”.

7.             Termination of Line; Prepayment of Term Loan.  Section 4.8 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“4.8         Termination of Line; Prepayment of Term Loan and/or Term Loan B.

(a)           Right to Terminate.  Borrowers may terminate the Line upon ninety (90) days prior written notice to Bank.

(b)           Termination Fee.  In the event that (i) the Line is terminated by Borrowers for any reason, including without limitation prepayment or refinancing of the Line with another lender or from any other source, or (ii) an Event of Default occurs and the Line is terminated, Borrowers shall pay to Bank a termination fee calculated as follows:

(1)           if the termination date is on or prior to the first anniversary of the date hereof, the termination fee will be equal to one percent (1%) of the sum of the (i) Maximum Line Amount, plus (ii) the outstanding principal balance of Term Loan, plus (iii) the outstanding principal balance of Term Loan B; and

(2)           if the termination date is after the first anniversary of the date hereof but on or prior to the second anniversary of the date hereof, the termination fee will be equal to .5 percent (.5%) of the sum of the (i) Maximum Line Amount, plus (ii) the outstanding principal balance of Term Loan, plus (iii) the outstanding principal balance of Term Loan B.

If Borrowers request an extension of the Contract Period, Bank reserves the right, inter alia, to amend the termination fees for subsequent periods as a condition of any extension of the Line, together with such other conditions as Bank shall require.

In the event Bank exercises its right to accelerate payments under Term Loan or Term Loan B following an Event of Default or otherwise, any tender of payment of the amount necessary to repay all or part of Term Loan or Term Loan B made thereafter at any time by Borrowers, their successors or assigns, or by anyone on behalf of Borrowers and any receipt by Bank of proceeds of Collateral in payment of Term Loan or Term Loan B shall be deemed to be a voluntary prepayment and in connection therewith Bank shall be entitled to receive the premium required to be paid under the foregoing prepayment restrictions.

(c)           Term Loan and Term Loan B Co-Terminus with Line.  In the event the Line is terminated for any reason including, without limitation, as a result of an Event of Default, expiration of the Contract Period, pre-payment by Borrowers or otherwise, the entire outstanding principal balance of each of Term Loan and Term Loan B, together with any accrued and unpaid interest thereon and any other sums due pursuant to the terms hereof shall be due and payable immediately.”

8.             Additional Reporting Requirements.  Effective as of the date on which the Merger is consummated, Section 9 of the Loan Agreement is hereby amended by adding the following as Section 9.13 thereto:

“9.13       Stockholder and SEC Reports.  Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to Bank copies of all reports which any Borrower sends to its stockholders generally and copies of all reports (other than routine 8-K reports) and registration statements which any Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.”

9.             Release of Guaranties.  Provided that the Capital Raise Date has occurred prior to the Cut-Off Date, effective as of the Capital Raise Date, Bank will release and discharge Craig Wilensky, Richard Hodge and David Gulian from each of their obligations under the Surety Agreements.  Bank shall provide written confirmation of such release in the form attached hereto as Exhibit “B”.  If the Capital Raise Date does not occur prior to the Cut-Off Date, the Surety Agreements shall remain in full force and effect pursuant to the terms thereof.

10.           Permitted Acquisitions.

(a)           Notwithstanding the terms and conditions of the Loan Agreement, including, without limitation, Section 7.7 thereof, provided that the Capital Raise Date has occurred prior to the Cut-Off Date, Infologix shall be permitted to make Permitted Acquisitions (as defined below).  If the Capital Raise Date does not occur prior to the Cut-Off Date, Infologix shall not be permitted to make Permitted Acquisitions.

(b)           As used herein, “Permitted Acquisition” means any acquisition by Infologix, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the equity interests of, or a business line or unit or a division of, any Person which is organized in and whose operations and assets are conducted and located in the United States of America; provided that,

(i)            the Acquisition Consideration paid (A) in connection with any one acquisition shall not exceed Four Million Dollars ($4,000,000.00) in cash and Ten Million Dollars ($10,000,000.00) in the aggregate and (B) for all Permitted Acquisitions during any twelve (12) month period shall not exceed Eight Million Dollars ($8,000,000.00) in cash and Twenty Million Dollars ($20,000,000.00) in the aggregate;

(ii)           both at the time of the acquisition or the entry by Infologix into any agreement relating thereto, there is no existing Default or Event of Default, and no Default or Event of Default would exist immediately after the consummation of the Permitted Acquisition;

(iii)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable laws;

(iv)          Infologix shall have delivered to Bank at least ten (10) Business Days prior to such proposed acquisition (A) a compliance certificate and supporting calculations evidencing compliance with Section 8 of the Loan Agreement both before and after giving effect to such acquisition and pro form compliance with Section 8 of the Loan Agreement for the twelve (12) month period following such acquisition, (B) all relevant financial information with respect to such acquired assets or equity interests (and any issuer thereof), including, without limitation, the Acquisition Consideration for such acquisition and any other information required to demonstrate compliance with Section 8 of the Loan Agreement, (C) projections prepared by Infologix giving pro-forma effect to such acquisition, in form and content satisfactory to Bank, for the next succeeding twelve (12) month period, showing, inter alia, that as a result of such Permitted Acquisition there will be no breach of any of the covenants set forth in Section 8 of the Loan Agreement and that Infologix shall have an aggregate Net Cash Position and Undrawn Availability of at least Two Million Dollars ($2,000,000.00) for the thirty (30) day period following such acquisition and (D) executed copies of all material documents and agreements (or the most current drafts of such documents if unexecuted) in connection with such acquisition;

(v)           any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Infologix is engaged or a similar or related business or line of business or such other lines of businesses as may be consented to by Bank;

(vi)          the assets subject to such acquisition shall not be included in the calculation of the Borrowing Base Amount until Bank has completed an audit and/or field exam with respect to such assets which is satisfactory to Bank;

(vii)         if such acquisition is structured as a purchase of equity interests by Infologix, all of the equity interests acquired or otherwise issued by such Person in connection with such acquisition shall be owned 100% by Infologix;

(viii)        if such acquisition is structured as a purchase of equity interests by Infologix, the Person acquired shall (A) have joined this Agreement as a Borrower and shall have executed such documentation in connection therewith as may be required by Bank and (B) be deemed to have made and joined in all of the representations, warranties and covenants set forth in this Agreement and each of the other Loan Documents, all of which shall be true and correct for such Person on and as of the date of such acquisition and at all times thereafter;

(ix)           if such acquisition is structured as a purchase of equity interests by Infologix, Infologix shall have delivered to Bank (A) an assignment of and security interest in such equity interests and (B) the original certificates therefore and blank stock powers with respect thereto;

(x)            within ten (10) days of the closing of such acquisition, Infologix shall have delivered to Bank executed copies of all material documents and agreements in connection with such acquisition.

(c)           As used herein, the following terms shall have the following meanings:

(i)            “Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Infologix in exchange for, or as part of, or in connection with, the aggregate consideration for any Permitted Acquisition (including, without limitation, any Indebtedness assumed by Infologix), whether paid in cash or by exchange of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any incurrence or assumption of Indebtedness, “earn-outs” and other similar agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business acquired in such Permitted Acquisition.

(ii)           “Net Cash Position” means, as of any date, cash and cash equivalents of Infologix on such date (specifically excluding any deposit accounts, certificates of deposit or other similar items maintained with a financial institution other than Bank unless Bank has received a satisfactory control agreement with respect to such account or otherwise obtained a first priority perfected security interest in such account or certificate of deposit), minus outstanding Line Advances on such date.

11.           Additional Conditions.  If the Capital Raise Date does not occur prior to the Cut-Off Date:

(a)           October 31, 2006 Additional Funds.  On October 31, 2006, at Borrowers’ sole option, (i) Bank shall institute a reserve against Eligible Receivables or Eligible Inventory in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000.00) or (ii) Borrower shall deposit in a non-interest bearing cash collateral account maintained at Bank (the “Additional Cash Collateral Account”) an amount equal to Two Hundred Fifty Thousand Dollars ($250,000.00).

(b)           November 30, 2006 Additional Funds.  In addition to any reserves instituted or deposits made pursuant to subsection (a) hereof, on November 30, 2006, at Borrowers’ sole option, (i) Bank shall institute a reserve against Eligible Receivables or Eligible Inventory in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000.00) or (ii) Borrower shall deposit into the Additional Cash Collateral Account an amount equal to Two Hundred Fifty Thousand Dollars ($250,000.00).

Bank will have sole dominion and control over all items and funds in the Additional Cash Collateral Account and such items and funds may be withdrawn only by Bank.  Bank will have the right to apply all or any part of such funds towards payment of any of the Bank Indebtedness.  Items and funds in the Additional Cash Collateral Account shall be referred to herein as the “Additional Cash Collateral”.

(c)           Additional Equity and/or Subordinated Debt.  Infologix shall receive a cash infusion, in the form of subordinated debt and/or equity in form and content reasonably satisfactory to Bank in its sole discretion, in the amount of at least One Million Dollars ($1,000,000.00).  The proceeds of such cash infusion shall be used to pay the entire outstanding principal balance of Term Loan B, plus all accrued and unpaid interest thereon.  If the cash infusion is in the form of subordinated debt, Infologix shall cause the subordinated lender to execute and deliver to Bank a subordination agreement, in form and content satisfactory to Bank coincident with the incurrence of such debt.

12.           Conditions Precedent.  Bank’s obligations hereunder, including, without limitation, the consents and waivers set forth in Section 1 hereof, are contingent upon receipt by Bank of the following, each of which shall be in form and content satisfactory to Bank:

(a)           Undrawn Availability.  Evidence that Borrowers shall have Undrawn Availability, both prior to and after giving effect to the Subordinated Debt Repayment, of at least Two Hundred Thousand Dollars ($200,000.00).

(b)           Promissory Notes.  A fully executed amended and restated promissory note in the face amount of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) (“A/R Note”) and a fully executed Term Note B.

(c)           Purchase Agreement.  A fully executed copy of the Purchase Agreement, including all related schedules and exhibits, and each of the documents executed in connection with the Purchase Agreement.

(d)           Certificate and Resolution. An officer’s certificate of each Borrower certifying (i) the authorizing resolution of the board of directors, members or managers, as applicable, of each Borrower to execute and perform the terms and conditions of this Amendment and each of the documents execution in connection herewith, (ii) the incumbency of the officers, board members, members or managers, as applicable, of such Borrower, and (iii) that except as provided for therein, there has been no change in the formation and governing documents of such Borrower since March 16, 2006.  If there has been a change in the formation and/or governing documents of any Borrower, a copy of such formation and/or governing document (along with all amendments and modifications thereto) shall be delivered to Bank along with a certification from the applicable Borrower that such document is a true and correct copy of the formation and/or covering document through the date of such certificate.

(e)           Good Standing Certificates.  Within thirty (30) days of the date hereof, a good standing certificate from the state of incorporation of each Borrower certifying to the good standing and status of such Borrower, good standing/foreign qualification certificates from all other jurisdictions in which any Borrower is required to be qualified to do business.

13.           Conditions Precedent to Merger.  The consent and waivers set forth in Section 1 hereof with respect to the Merger, are contingent upon receipt by Bank of the following, each of which shall be in form and content satisfactory to Bank:

(a)           A fully executed surety agreement of Public Shell (the “Public Shell Guaranty”);

(b)           A fully executed securities pledge agreement executed by Public Shell (the “Public Shell Securities Pledge”) along with the original stock certificates of Merger Shell and executed blank stock powers;

(c)           Copy of the fully executed authorizing resolutions regarding the Merger, certified to be true and correct by the Secretary of Infologix and the Merger Shell;

(d)           Evidence that Infologix is the corporation surviving the Merger and that its state of formation after the Merger is the State of Delaware;

(e)           A copy of the articles of merger and the plan of merger along with evidence that such document has been delivered to the applicable Secretary of State for filing, with a filed copy of such articles of merger and plan of merger, certified to be true and correct by the applicable Secretary of State, within thirty (30) days after the consummation of the Merger;

(f)            Copy of the by-laws of the company surviving the Merger, certified to be true and correct by the Secretary of such company;

(g)           Opinion of counsel to Infologix regarding the Merger, which shall include, without limitation, the following opinions:

(i)            The Merger has been completed in accordance with all applicable laws and all necessary consents, approvals and/or authorizations required in connection with the Merger have been obtained and are in full force and effect.

(ii)           After the consummation of the Merger, Infologix retains all assets, properties, rights and remedies of Infologix prior to the consummation of the Merger, including, without limitation, all assets of Infologix previously granted, pledged or assigned by Infologix to

Bank as Collateral and Infologix is the sole legal and beneficial owner of such assets, properties, rights and remedies.

(iii)          After the consummation of the Merger, the debts, liabilities and duties of Infologix prior to the consummation of the Merger shall attach to and be the responsibility of Infologix, including, without limitation, all sums advanced and outstanding under the Loan Agreement or any of the other Loan Documents and all other obligations and covenants of Infologix prior to the consummation of the Merger to Bank under the Loan Agreement or any of the other Loan Documents.

(iv)          Bank continues to have a valid, continuing and enforceable perfected security interests in all of Infologix’s right, title and interest in, to and under the Collateral.

(v)           After the consummation of the Merger, Infologix is a corporation validly existing and in good standing under the laws of the State of Delaware and has full power and authority to execute, deliver and comply with the Loan Documents and to carry on its business as it is now being conducted.

(vi)          All necessary consents, approvals and/or authorizations required in connection with the execution, deliver and performance by Infologix of the Loan Documents after the consummation of the Merger have been obtained and are in full force and effect.

(h)           Such other items as Bank may reasonably request, including, without limitation, such guaranties as Bank may require.

14.           Amendment Fee.  Upon execution of this Amendment, Borrowers shall pay to Bank an amendment fee in the amount of Twenty Thousand Dollars ($20,000.00) (the “Amendment Fee”).  The foregoing Amendment Fee is in addition to the interest and other amounts which Borrowers are required to pay under the Loan Documents, and is fully earned and nonrefundable.

15.           Amendment/References.  The Loan Agreement and the Loan Documents are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Loan Documents to (a) “Advance” shall include, without limitation advances under Term Loan B;, (b) “Bank Indebtedness” shall include, without limitation, all of Borrowers obligations under and in connection with Term Loan B; (c) “Collateral” shall include, without limitation, the Additional Cash Collateral and the assets pledged pursuant to the Public Shell Stock Pledge; (d) the “Line Note” shall mean the A/R Note; (e) the “Loan Agreement” shall mean the Loan Agreement as amended hereby; (f) the “Loan Documents” shall include this Amendment, Term Loan B Note, A/R Note, the Public Shell Guaranty, the Public Shell Stock Pledge and all other instruments or agreements executed pursuant to or in connection with the terms hereof; (g) “Loans” shall include, without limitation, Term Loan B; and (h) “Note” shall include, without limitation, the Term Loan B Note and the A/R Note.

16.           Cross-Collateralization; Confirmation of Collateral.  Borrowers hereby confirm, acknowledge and agree that all Bank Indebtedness is and shall be cross-collateralized and, without limiting the foregoing, Term Line B, the other Loans, and all other Bank Indebtedness are and shall continue to be secured by all liens, security interests, assignments, suretyship obligations, stock pledges, rights and remedies granted to Bank in the Loan Documents, which liens, mortgages, security interests, rights and remedies are hereby reaffirmed and continued as security for the foregoing; and all of the Loan Documents are hereby amended to reflect the same.  None of the Collateral shall be impaired by anything contained herein and all such Collateral shall continue to secure all present and future Bank Indebtedness.

17.           Release.  Each Borrower and each Guarantor acknowledges and agrees that it has no claims, suits or causes of action against Bank and hereby remises, releases and forever discharges Bank, their officers, directors, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which any Borrower or any Guarantor has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

18.           Additional Documents; Further Assurances.  Each Borrower covenants and agrees to execute and deliver to Bank, or to cause to be executed and delivered to Bank contemporaneously herewith, at the sole cost and expense of such Borrower, the Amendment and any and all documents, agreements, statements, resolutions, searches, insurance policies, consents, certificates, legal opinions and information as Bank may require in connection with the execution and delivery of this Amendment or any documents in connection herewith, or to further evidence, effect, enforce or protect any of the terms hereof or the rights or remedies granted or intended to be granted to Bank herein or in any of the Loan Documents, or to enforce or to protect Bank’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Bank in its sole discretion.  Each Borrower hereby authorizes Bank to file, at such Borrower’s cost and expense, financing statements, amendments thereto and other items as Bank may require to evidence or perfect Bank’s continuing security interest and liens in and against the Collateral.  Each Borrower agrees to join with Bank in notifying any third party with possession of any Collateral of Bank’s security interest therein and in obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Bank.  Each Borrower will cooperate with Bank in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter-of-credit rights and electronic chattel paper.

19.           Further Agreements and Representations.  Each Borrower does hereby:

(a)           ratify, confirm and acknowledge that the statements contained in the foregoing Background and in Section 1 hereof are true and complete and that, as amended hereby, the Loan Agreement and the other Loan Documents are in full force and effect and are valid, binding and enforceable against each Borrower and its assets and properties, all in accordance with the terms thereof, as amended;

(b)           covenant and agree to perform all of such Borrower’s obligations under the Loan Agreement and the other Loan Documents, as amended;

(c)           acknowledge and agree that as of the date hereof, no Borrower has any defense, set-off, counterclaim or challenge against the payment of any Bank Indebtedness or the enforcement of any of the terms of the Loan Agreement or of the other Loan Documents, as amended;

(d)           acknowledge and agree that all representations and warranties of each Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)           represent and warrant that no Default or Event of Default exists;

(f)            covenant and agree that such Borrower’s failure to comply with any of the terms of this Amendment or any other instrument or agreement executed or delivered in connection herewith, shall constitute an Event of Default under the Loan Agreement and each of the other Loan Documents; and

(g)           acknowledge and agree that nothing contained herein, and no actions taken pursuant to the terms hereof, are intended to constitute a novation of any of the Notes, the Loan Agreement or of any of the other Loan Documents and does not constitute a release, termination or waiver of any existing Event of Default or of any of the liens, security interests, rights or remedies granted to the Bank in any of the Loan Documents, which liens, security interests, rights and remedies are hereby expressly ratified, confirmed, extended and continued as security for all Bank Indebtedness.

Each Borrower acknowledges and agrees that Bank is relying on the foregoing agreements, confirmations, representations and warranties of each Borrower and the other agreements, representations and warranties of each Borrower contained herein in agreeing to the amendments contained in this Amendment.

20.           Fees, Cost, Expenses and Expenditures.  Borrowers will pay all of Bank’s reasonable expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses and disbursements of counsel retained by Bank and all fees related to filings, recording of documents, searches, environmental assessments and appraisal reports, whether or not the transactions contemplated hereunder are consummated.

21.           No Waiver.  Nothing contained herein constitutes an agreement or obligation by Bank to grant any further amendments to the Loan Agreement or any of the other Loan Documents.  Except as specifically set forth in Section 1 hereof, nothing contained herein constitutes a waiver or release by Bank of any Event of Default or of any rights or remedies available to Bank under the Loan Documents or at law or in equity.

22.           Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the other Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

23.           Binding Effect.  This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

24.           Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

25.           Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

26.           Modifications.  No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

27.           Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

28.           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

INFO LOGIX INC.

By:	David T. Gulian
David Gulian, President

OPT ACQUISITION LLC

By:	David T. Gulian
David Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By: INFO LOGIX INC., its sole Member

By:	David T. Gulian
David Gulian, President

SOVEREIGN BANK

By:	Steven Fahringer
Steven Fahringer, Vice President

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[SIGNATURES CONTINUED FROM PRIOR PAGE]

Each of the undersigned, intending to be legally bound hereby, consents and agrees to the foregoing First Amendment and Modification to Loan Agreement dated of even date herewith (the “Agreement”), and all terms thereof and further agrees that (a) such Agreement shall in no way affect or impair the undersigned’s obligations under those certain Limited Surety Agreements from the undersigned to Bank dated March 16, 2006 (collectively, the “Sureties”), or under any other documents executed or delivered pursuant thereto or in connection therewith and (b) the terms of the Sureties are hereby ratified and confirmed, all as of the date hereof.

	Craig Wilensky	(SEAL)
Witness:	CRAIG WILENSKY

	Richard Hodge	(SEAL)
Witness:	RICHARD HODGE

	David T. Gulian	(SEAL)
Witness:	DAVID GULIAN